EXHIBIT 4.1

                                                                  EXECUTION COPY

                                 AMENDMENT NO. 2

     AMENDMENT NO. 2 dated as of May 16, 2001 between CONSTELLATION BRANDS, INC. (formally known as Canandaigua Brands, Inc.), a Delaware corporation (the "Borrower"); each of the Subsidiaries of the Borrower identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto (individually, a "Subsidiary Guarantor" and, collectively the "Subsidiary Guarantors" and, together with the Borrower, the "Obligors"); and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

     The Borrower, the Subsidiary Guarantors, certain financial institutions (the "Lenders") and the Administrative Agent are parties to a Credit Agreement dated as of October 6, 1999 (as amended by Amendment No. 1 thereto dated as of February 13, 2001 and as otherwise in effect on the date hereof, the "Credit Agreement"). The Obligors and the Administrative Agent (having previously obtained the authorization of the Required Lenders) wish to amend the Credit Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

     Section 1. DEFINITIONS. Except as otherwise defined in this Amendment No. 2, terms defined in the Credit Agreement (as amended hereby) are used herein as defined therein.

     Section 2. AMENDMENTS. Subject to the satisfaction of the conditions specified in Section 4 hereof, but with effect on and after the date hereof, the Credit Agreement is amended as follows:

          (a) The definition of "Net Available Proceeds" in Article I of the Credit Agreement is amended by adding the following sentence at the end of such definition:

          "Notwithstanding the foregoing, upon the occurrence of any Acquisition by the Borrower or any Subsidiary, the first cash received by the Borrower and its Subsidiaries in respect of any Equity Issuance or any Debt Incurrence during the period commencing on the date of such Acquisition and ending on the date four months after the date of such Acquisition in an aggregate amount equal to the total purchase price of such Acquisition will not constitute Net Available Proceeds for the purpose of this definition (it being understood that, in the event the Borrower and its Subsidiaries consummate more than one Acquisition and/or undertake more than one Equity Issuance or more than one Debt Incurrence during any rolling four-month period, the foregoing application will be made with respect to such multiple Acquisitions and/or Equity Issuances and/or Debt Incurrences on a chronological basis)."


                                Amendment No. 2
                                ---------------

          (b) Clause (a) of Section 6.08 of the Credit Agreement is amended and restated to read in its entirety as follows:

               "(a) in the case of the Tranche I Revolving Loans only, repay on the Effective Date Indebtedness owing under the Existing Credit Agreement and make acquisitions permitted by Section 7.05(b) (provided that, as provided in Section 7.05(b), the Borrower will not use more than $200,000,000 of the proceeds of each Tranche I Revolving Loan Borrowing to fund each transaction described therein and/or pay any related fees or expenses referred to in said Section),"

          (c) Clause (iv) of Section 7.04 of the Credit Agreement is amended and restated to read in its entirety as follows:

               "(iv) other Property so long as the amount of such other Property sold in any single fiscal year by the Borrower and its Subsidiaries shall have a fair market value not in excess of 10% of the Consolidated Tangible Assets as at the first day of such fiscal year."

          (d) Clause (ii) of the proviso in Section 7.05(b) of the Credit Agreement is amended and restated to read in its entirety as follows:

               "(ii) the Borrower will not use more than $200,000,000 of the proceeds of one or more Tranche I Revolving Loans to fund any single such transaction and/or pay any related fees or expenses."

     Section 3. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Administrative Agent that (i) the representations and warranties set forth in the Credit Agreement, and of each Obligor in each of the other Loan Documents to which it is party (but as to such other Loan Documents, in all material respects), are true and correct on and as of the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date) and (ii) at the time of and immediately after giving effect to this Amendment No. 2, no Default has occurred and is continuing.

     Section 4. CONDITIONS PRECEDENT. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon the execution and delivery of this Amendment No. 2 by the Obligors and the Administrative Agent.

     Section 5. MISCELLANEOUS. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

                                Amendment No. 2
                                ---------------

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.

                                    CONSTELLATION BRANDS, INC.


                                    By /s/ Thomas S. Summer
                                       -----------------------------------------
                                       Title: Executive Vice President and Chief
                                              Financial Officer



                              SUBSIDIARY GUARANTORS
                              ---------------------

ALLBERRY, INC.
BATAVIA WINE CELLARS, INC.
CANANDAIGUA EUROPE LIMITED
CANANDAIGUA WINE COMPANY, INC
CLOUD PEAK CORPORATION
FRANCISCAN VINEYARDS, INC.
MT. VEEDER CORPORATION
POLYPHENOLICS, INC.
ROBERTS TRADING CORP.


By /s/ Thomas S. Summer
   ----------------------------
   Title: Treasurer

BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON CANADA, LTD.
BARTON DISTILLERS IMPORT CORP.
BARTON FINANCIAL CORPORATION
MONARCH IMPORT COMPANY
STEVENS POINT BEVERAGE CO.

By /s/ Thomas S. Summer
   ----------------------------
   Title: Vice President

CANANDAIGUA LIMITED


By /s/ Thomas S. Summer
   ----------------------------
   Title: Finance Director


                                Amendment No. 2
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
                                     - 4 -


THE CHASE MANHATTAN BANK,
   as Administrative Agent


By /s/ Gail Wein
   ----------------------------
   Title: Vice President


















                                Amendment No. 2
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